EXHIBIT 99.1

CONTACT:

VIVUS, Inc.	Trout Group
Timothy E. Morris	Ian Clements
Chief Financial Officer	(415) 392-3385
650-934-5200

VIVUS, INC. Adopts Stockholder Rights Plan and Amends Bylaws

MOUNTAIN VIEW, Calif. (Business Wire) — March 27, 2007 — VIVUS, Inc. (NASDAQ: VVUS) today announced that on March 26, 2007, its Board of Directors adopted a stockholder rights plan and amended its bylaws.

Under the rights plan, VIVUS will issue a dividend of one right for each share of its common stock held by stockholders of record as of the close of business on April 13, 2007.

The rights plan is designed to guard against partial tender offers and other coercive tactics to gain control of the company without offering a fair and adequate price and terms to all of VIVUS’s stockholders.  The rights plan is intended to provide the Board of Directors with sufficient time to consider any and all alternatives to such an action and is similar to plans adopted by many other publicly traded companies. The rights plan was not adopted in response to any efforts to acquire the company, and the company is not aware of any such efforts.

Each right will initially entitle stockholders to purchase a fractional share of the company’s preferred stock for $26.00.  However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events.  If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of, 15% or more of VIVUS’s common stock while the stockholder rights plan remains in place, then, unless the rights are redeemed by VIVUS for $0.001 per right, the rights will become exercisable by all rights holders except the acquiring person or group for VIVUS shares or shares of the third party acquirer having a value of twice the right’s then-current exercise price.  Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

The Board of Directors also amended provisions of VIVUS’s bylaws concerning procedures for the calling of special stockholder meetings and establishing the agenda and board nominees at annual stockholders meetings.  VIVUS will file these bylaw amendments with the Securities and Exchange Commission on Form 8-K.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of next-generation therapeutic products addressing obesity and sexual health. VIVUS has three products that are positioned to enter Phase 3 clinical trials, and one product currently under NDA review by the FDA. The investigational pipeline includes: Qnexa™, for which a Phase 2 study has been completed for the treatment of obesity; Testosterone MDTS®, for which a Phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); EvaMist™, for which a Phase 3 study has been completed and an NDA submitted for the treatment of menopausal symptoms; and avanafil, for which a Phase 2 study has been completed for the treatment of erectile dysfunction (ED). MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; the pivotal trial design, the number of patients required and cost estimates to complete all the necessary studies of Qnexa and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products.  There are no guarantees that the EvaMist NDA submission will be approved in a timely basis, or at all.  There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2006 and periodic reports filed with the Securities and Exchange Commission.